Exhibit 4.2.1

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This Amendment to Registration Rights Agreement (this “Amendment”) dated as of December 7, 2005, by and among InfraSource Services, Inc., a Delaware corporation (the “Company”), and the persons listed on Schedule IA attached hereto (collectively, the “Securityholders”);

WHEREAS, the Registration Rights Agreement dated as of April 20, 2004, by and among the Company and the persons listed on Schedule I attached thereto (the “Original Registration Rights Agreement”), provides that it may be amended or modified with the written consent of Holders of a majority of the Registrable Securities then outstanding as determined by the Company;

WHEREAS, the Company and the Securityholders executing this Amendment (which Securityholders represent Holders of a majority of the Registrable Securities currently outstanding as determined by the Company) desire to amend the Original Registration Rights Agreement as set forth below; and

WHEREAS, all capitalized terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the Original Registration Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.           Amendment to Rights Agreement.

1.1           Amendment to Section 1.

The definition of “Permitted Transferee” set forth in Section 1 of the Original Registration Rights Agreement is hereby amended in its entirety to read as follows:

“Permitted Transferee” shall mean (1) with respect to a Securityholder, a transferee of Registrable Securities owned by such Securityholder that is (A) a member of the immediate family of such Securityholder, or (B) (w) a trust the beneficiaries of which are, (x) a limited liability company the membership interest holders of which are, (y) a partnership the partners of which are, or (z) a corporation the board of directors of which are and the stockholders of which are, exclusively such Securityholder and/or a member or members of his or her immediate family, (2) with respect to the Initial Investors and Martin Maslonka, Tontine Capital Partners, L.P., as the transferee of (y) 1,246,108 shares of Common Stock pursuant to that certain Amended and Restated Securities Purchase Agreement, dated as of December 7, 2005 and (z) an aggregate of up to 553,892 shares of

Common Stock pursuant to transactions reported on Forms 144 to be filed with the Securities and Exchange Commission by the Initial Investors and Martin Maslonka (which shares shall be treated as “Registrable Securities”), and (3) with respect to Tontine Capital Partners, L.P., Affiliates of Tontine Capital Partners, L.P. in existence on the date hereof.  For purposes of this definition, “immediate family” shall mean a spouse, lineal descendant, father, mother, brother or sister, niece, nephew, mother-in-law, father-in-law, sister-in-law or brother-in-law of the Securityholder, in each case whether by birth or adoption and including stepchildren.

1.2           Addition of Tontine as Securityholder.  Upon execution of this Amendment by Tontine Capital Partners, L.P. (“Tontine”), Schedule I to the Original Registration Rights Agreement shall be hereby amended by deleting it in its entirety and replacing the same with Schedule IA attached hereto, and Tontine shall thereafter be considered a “Securityholder” for all purposes under the Registration Rights Agreement.

Section 2.              Miscellaneous.

2.1           Effectiveness.  This Agreement shall be deemed effective as of the date first written above, as if executed by all parties hereto on such date.  Except as specifically modified by the terms set forth herein, the parties hereto acknowledge and agree that the Original Registration Rights Agreement is in full force and effect.  All references in the Original Registration Rights Agreement to the “Agreement” shall be deemed to refer to the Original Registration Rights Agreement as amended by this Amendment.

2.2           Further Assurances.  Each party agrees that, from time to time upon the written request of the other party, it will execute and deliver such further documents and do such other acts and things as the other party may reasonably request to effect the purposes of this Amendment.

2.3           Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

2.4           Jurisdiction; Forum.  Each party hereto consents and submits to the jurisdiction of any state court sitting in the County of New York or federal court sitting in the Southern District of the State of New York in connection with any dispute arising out of or relating to this Amendment. Each party hereto waives any objection to the laying of venue in such courts and any claim that any such action has been brought in an inconvenient forum. To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this Amendment may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment.

2.5           Severability.  Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

2.6           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties; provided, however, that no party shall assign or transfer its rights hereunder without the prior written consent of the other parties.

2.7           Counterparts.  This Amendment may be executed in one or more counterparts and all of such counterparts taken together shall constitute one and the same instrument.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

INFRASOURCE SERVICES, INC.

By:	/s/ Terence R. Montgomery
Name:	Terence R. Montgomery
Title:	CFO

OCM PRINCIPAL OPPORTUNITIES FUND II, L.P.

By:	Oaktree Capital Management, LLC,
its General Partner

By:	/s/ Christopher S. Brothers
Name: Christopher S. Brothers
Title: Managing Director

By:	/s/ Michael P. Harmon
Name: Michael P. Harmon
Title: Managing Director

OCM/GFI POWER OPPORTUNITIES FUND, L.P.

By:	GFI Energy Ventures, LLC,
its Co-General Partner,

By:	/s/ Ian Schapiro
Name: Ian Schapiro
Title: CFO

/s/ Martin Maslonka
MARTIN MASLONKA

TONTINE CAPITAL PARTNERS, L.P.

By:	Tontine Capital Management, L.L.C.,
its general partner

By:	/s/ Jeffrey L. Gendell
Name: Jeffrey L. Gendell
Title: Managing Member

Schedule IA

OCM Principal Opportunities Fund II, L.P.
OCM/GFI Power Opportunities Fund, L.P.
Tontine Capital Partners, L.P.
Martin Maslonka
Thomas B. Tilford
Mark C. Maslonka
Justin Campbell
Joseph Gabbard
Sidney N. Strauss
Jon Maslonka
David R. Helwig
Terence R. Montgomery
Paul M. Daily